                                                                    EXHIBIT 2.25

MALLESONS STEPHEN JAQUES

Form of James Hardie - Guarantee Deed

Dated #1#

James Hardie Industries N.V. ("GUARANTOR")
#2# ("FINANCIER")

MALLESONS STEPHEN JAQUES
Level 60
Governor Phillip Tower
1 Farrer Place
Sydney   NSW   2000
Australia
T +61 2 9296 2000
F +61 2 9296 3999
DX 113 Sydney
www.mallesons.com
Ref: GNH:YC:NW

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FORM OF JAMES HARDIE - GUARANTEE DEED
Contents

DETAILS                                                                   1

GENERAL TERMS                                                             2

1        INTERPRETATION                                                   2

1.1      Definitions                                                      2
1.2      References to certain general terms                              7
1.3      Number                                                           7
1.4      Headings                                                         8

2        CONSIDERATION                                                    8

3        TERMINATION                                                      8

4        GUARANTEE AND INDEMNITY                                          8

4.1      Guarantee                                                        8
4.2      Indemnity                                                        8

5        INTEREST                                                         9

5.1      Obligation to pay interest                                       9
5.2      Compounding                                                      9
5.3      Interest following judgment                                      9

6        EXTENT OF GUARANTEE AND INDEMNITY                               10

7        RIGHTS OF THE FINANCIER ARE PROTECTED                           10

8        GUARANTOR'S RIGHTS                                              11

8.1      Guarantor's rights are suspended                                11
8.2      Guarantor's right of proof limited                              12

9        POWER OF ATTORNEY                                               12

9.1      Appointment                                                     12
9.2      Powers                                                          12
9.3      Application of insolvency dividends                             12

10       PAYMENTS                                                        13

10.1     Manner of payment                                               13
10.2     Currency of payment                                             13

11       APPLICATION OF PAYMENTS                                         13

11.1     Application of money                                            13
11.2     Order of payment                                                13
11.3     Suspense account                                                13
11.4     Remaining money                                                 14
11.5     Credit from date of receipt                                     14

                                                                               i

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
12       WITHHOLDING TAX                                                 14

12.1     Payments by Guarantor                                           14
12.2     Tax credit                                                      14

13       INDIRECT TAXES                                                  15

14       COSTS                                                           15

14.1     What the Guarantor agrees to pay                                15
14.2     Currency conversion on judgment debt                            16

15       REINSTATEMENT OF RIGHTS                                         16

16       NO MERGER                                                       16

17       DEALINGS                                                        17

17.1     Dealings by the Guarantor                                       17
17.2     Dealings by Financier                                           17

18       NOTICES                                                         17

18.1     Form                                                            17
18.2     Demand under guarantee                                          17
18.3     Delivery                                                        17
18.4     When effective                                                  18
18.5     Receipt - postal                                                18
18.6     Receipt - fax                                                   18

19       GENERAL                                                         18

19.1     Consents                                                        18
19.2     Prompt performance                                              18
19.3     Certificates                                                    18
19.4     Set-off                                                         18
19.5     Discretion in exercising rights                                 19
19.6     Partial exercising of rights                                    19
19.7     Indemnities                                                     19
19.8     Inconsistent law                                                19
19.9     Supervening legislation                                         19
19.10    Remedies cumulative                                             19
19.11    Time of the essence                                             19
19.12    Variation and waiver                                            19
19.13    Confidentiality                                                 19
19.14    Further steps                                                   20
19.15    Counterparts                                                    20
19.16    Governing law                                                   20
19.17    Serving documents                                               20
19.18    Process Agent                                                   21

SCHEDULE 1 - FORM OF FINANCE DOCUMENT NOMINATION LETTER                  22

SIGNING PAGE                                                             23

                                                                              ii
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FORM OF JAMES HARDIE - GUARANTEE DEED

Details

INTERPRETATION - definitions are in clause 1.

PARTIES           GUARANTOR AND FINANCIER

GUARANTOR         Name                JAMES HARDIE INDUSTRIES N.V.

                  Corporate seat       Amsterdam

                  Registered Number    34106455

                  ABN                 49 097 829 895

                  Address             8th Floor, Atrium, Unit 08
                                      Strawinskylaan 3077
                                      1077 ZX Amsterdam
                                      The Netherlands

                  Fax                 + 31 20 404 2544

                  Attention           Managing Director and Company Secretary

FINANCIER         Name                #2

                  ABN                 #3#

                  Address             #4#

                  Fax                 #5#

                  Attention           #6#

DATE OF DEED      See Signing page

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FORM OF JAMES HARDIE - GUARANTEE DEED

General terms

1     INTERPRETATION

1.1   DEFINITIONS

      These meanings apply unless the contrary intention appears:

      AUTHORISED OFFICER means:

      (a) in the case of the Financier, a director or secretary, or an officer whose title contains the word "director", "chief", "head", "president", "vice-president", "executive" or "manager" or a person performing the functions of any of them, or any other person nominated by the Financier as an Authorised Officer for the purposes of this deed; and

      (b) in the case of the Guarantor, a person appointed by the Guarantor and notified to the Financier as an Authorised Officer for the purposes of this deed, and whose specimen signature is provided with such notification to the Financier.

      BORROWER means James Hardie International Finance B.V.

      BUSINESS DAY has the meaning given to that term in the Common Terms Deed Poll.

      COMMON TERMS DEED POLL means the deed poll entitled James Hardie - Common Terms Deed Poll dated on or about the date of this deed by the Guarantor and the Borrower in favour of the Creditors (as therein defined).

      COSTS means costs, fees, disbursements, charges and expenses, including, without limitation, where the Guarantor is liable to pay or reimburse the Costs, those incurred in connection with advisers and, unless such Costs are incurred in connection with the enforcement of this deed against the Guarantor, only for an amount and on a basis previously agreed to in writing by the Guarantor.

      DEBTOR means the person or persons primarily liable to the Financier under the Finance Documents.

      DEFAULT RATE means LIBOR plus 2% per annum. For the purpose of this definition, the interest is calculated as if the overdue amount is a cash advance with interest periods beginning and ending on the first and last days respectively of each calendar month (and including both days), provided that the first interest period begins on and includes the due date.

      DETAILS means the section of this deed headed "Details".

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      EXCLUDED TAX means:

      (a) a Tax imposed by any jurisdiction on or assessed against the Financier as a consequence of the Financier being a resident of or organised in or doing business in that jurisdiction, but not any
            Tax:

            (i) that is calculated on or by reference to the gross amount of a payment derived under this deed or another document referred to in this deed (without the allowance of a deduction);

            (ii) that is imposed as a result of the Financier being considered a resident or organised or doing business in that jurisdiction solely as a result of it having the benefit of this deed or being a party to a transaction contemplated by this deed; or

      (b) a Tax which would not be required to be deducted by the Guarantor if, before the Guarantor makes a relevant payment, the Financier provided the Guarantor with any of its name, address, registration number or similar details or any relevant tax exemption or similar details.

      FINANCE DOCUMENT NOMINATION LETTER means a letter substantially in the form set out in schedule 1 ("Finance Document Nomination Letter").

      FINANCE DOCUMENTS means:

      (a) the agreement entitled James Hardie - Term Facility Agreement dated on or about the date of this deed between the Borrower and the Financier;

      (b) the agreement entitled James Hardie - 364-day Facility Agreement dated on or about the date of this deed between the Borrower and the Financier; and

      (c) each agreement which is nominated as a "Finance Document" in a Finance Document Nomination Letter.

      FINANCE GUARANTEE has the meaning given to that term in the Common Terms Deed Poll.

      FINANCIER means the person so described in the Details and includes its successors and assigns.

      GOVERNMENT AGENCY means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity having jurisdiction over, or in relation to the affairs of, a James Hardie Group Member and, for the avoidance of doubt, includes, without limitation, the Australian Taxation Office, the US Internal Revenue Service and the Dutch tax authorities.

      GUARANTEED MONEY means all amounts that:

      (a)   at any time;

      (b) for any reason or circumstance in connection with any agreement, transaction, instrument (whether or not negotiable), document, event, act, omission, matter or thing whatsoever;

      (c)   whether at law or otherwise; and

      (d) whether or not of a type within the contemplation of the Guarantor or the Financier at the date of this deed,

      are payable, are owing but not currently payable, are contingently owing, or remain unpaid, by a Debtor to the Financier under or in connection with the Finance Documents.

      This definition applies:

            (i) irrespective of the capacity in which the Debtor or the Financier became entitled to the amount concerned;

            (ii) irrespective of the capacity in which the Debtor or the Financier became liable in respect of the amount concerned;

            (iii) whether the Debtor or the Financier is liable as principal debtor, as surety or otherwise;

            (iv) whether the Debtor is liable alone, or together with another person;

            (v) even if the Debtor owes an amount or obligation to the Financier because it was assigned to the Financier, whether or not:

                  (A) the assignment was before, at the same time as, or after the date of this deed; or

                  (B)   the Debtor consented to or was aware of the assignment;
                        or

                  (C)   the assigned obligation was secured;

            (vi) even if this deed was assigned to the Financier, whether or not:

                  (A) the Debtor or the Guarantor consented to or was aware of the assignment; or

                  (B)   any of the Guaranteed Money was previously unsecured; or

            (vii) if the Guarantor is a trustee, whether or not it has a right of indemnity from the trust fund.

      GUARANTOR means the person so described in the Details.

      INDIRECT TAX means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

      INSOLVENCY EVENT means, in respect of a person, the occurrence in respect of that person of any event referred to in paragraphs (a) to (h) of the definition of "Insolvent" and, for the avoidance of doubt, includes a Winding Up.

      A company is INSOLVENT if it:

      (a) is generally not paying, or admits in writing its inability to pay, its debts as they become due;

      (b) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganisation or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction (for the avoidance of doubt, this includes, without limitation, in respect of a person established under Dutch law, a filing of a petition by it with any court in the Netherlands in relation to its bankruptcy (faillissement) or suspension of payments (surseance van betaling));

      (c)   makes an assignment for the benefit of its creditors;

      (d) consents to the appointment of a custodian, receiver, receiver and manager, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property;

      (e)   consents to the appointment of an administrator;

      (f)   is adjudicated as insolvent or to be liquidated;

      (g)   is subject to Winding Up; or

      (h)   takes corporate action for the purpose of any of the foregoing,

      and INSOLVENCY has a cognate meaning.

      JAMES HARDIE GROUP means the Guarantor and its Subsidiaries and JAMES HARDIE GROUP MEMBER means any of them.

      LIBOR means, in relation to any overdue amount:

      (a) the applicable British Bankers' Association Interest Settlement Rate for the currency in which the overdue amount is payable ("DUE CURRENCY") and the relevant period displayed on the appropriate page of the Reuters screen (but if the agreed page is replaced or service ceases to be available, the Financier may specify another page or service displaying the appropriate rate after consultation with the Guarantor) ("SCREEN RATE"); or

      (b) (if no Screen Rate is available for the Due Currency and the interest period of that overdue amount) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Financier at its request quoted by the principal London offices of at least three leading international banks chosen by the Financier in consultation with the Guarantor to other leading international banks in the London interbank market, as of 11.00 am (London time) on the day two Business Days before the first day of an interest period for which the interest rate is to be determined for the offering of deposits in the Due Currency and for a period comparable to the interest period for the overdue amount.

      RELATED ENTITY has the meaning it has in the Corporations Act.

      SECURITY INTEREST means any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have its claims satisfied in priority to other creditors with, or from the proceeds of, any asset. This definition:

      (a) includes any retention of title agreements arising other than in the ordinary course of business; and

      (b) excludes any right of set-off, right to combine accounts, or other similar right or arrangement arising in the ordinary course of business or by operation of law.

      SUBSIDIARY in relation to a corporation means a subsidiary of the corporation for the purposes of the Corporations Act.

      TAX means any present or future tax (including Indirect Taxes), levy, impost, duty, charge, fee, deduction, compulsory loan or withholding or any income, stamp or transaction duty, tax or charge, in the nature of tax whatsoever called (except if imposed on, or calculated having regard to, the net income of the Financier) and whether imposed, levied, collected, withheld or assessed by any Government Agency and includes, but is not limited to, any penalty, fine, charge, fee, interest or other amount payable in connection with failure to pay or delay in paying the same.

      US$, USD or US DOLLARS means the lawful currency of the United States of America.

      WINDING UP means, in respect of a company, the occurrence of any of the following:

      (a)   an order is made that it be wound up;

      (b)   appointment of a liquidator to it; or

      (c) appointment of a provisional liquidator to it and the provisional liquidator is required to admit all debts to proof or pay all debts capable of being admitted to proof proportionately.

      In respect of a person that is established under Dutch law, WINDING UP includes, without limitation, its dissolution (ontbinding), the declaration of its bankruptcy (faillissement) and the (provisional) granting of suspension of payments ((voorlopige) surseance van betaling) to it.

1.2   REFERENCES TO CERTAIN GENERAL TERMS

      Unless the contrary intention appears, a reference in this deed to:

      (a) a group of persons is a reference to any two or more of them collectively and to each of them individually;

      (b) an agreement, representation or warranty in favour of two or more persons is for the benefit of them collectively and each of them individually;

      (c) an agreement, representation or warranty by two or more persons binds them collectively and each of them individually but an agreement, representation or warranty by the Financier binds the Financier only;

      (d) anything (including an amount) is a reference to the whole and each part of it (but nothing in this clause 1.2(d) implies that performance of part of an obligation constitutes performance of the obligation);

      (e) a document (including this deed) includes any variation or replacement of it;

      (f) law includes (without limitation) common law, principles of equity, and laws made by any legislative body of any jurisdiction (and references to any statute, regulation or by-law include any modification or re-enactment of or any provision substituted for, and all statutory and subordinate instruments issued under such statute, regulation or by-law or such provision);

      (g) the word "person" includes an individual, a firm, a body corporate, a partnership, a joint venture, an unincorporated association and any Government Agency;

      (h) a particular person includes a reference to the person's executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

      (i) the words "including", "for example" or "such as" when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

      (j) the Corporations Act is a reference to the Corporations Act 2001 of Australia; and

      (k) the words "to prove for", "prove" and "right of proof", when used in connection with a Winding Up or another Insolvency proceeding under Dutch law include, without limitation, "filing", "filing for verification purposes" and "verification procedure", as the context may require.

1.3   NUMBER

      The singular includes the plural and vice versa.

1.4   HEADINGS

      Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this deed.

2     CONSIDERATION

      The Guarantor acknowledges incurring obligations and giving rights under this deed for valuable consideration received and to be received from the Financier.

3     TERMINATION

      (a) This deed terminates immediately and automatically upon the Financier delivering to the Guarantor or its nominee a written acknowledgment that the Financier accepts the benefit and obligations of the Finance Guarantee and agrees to be bound by its terms.

      (b) The termination of this deed does not affect any right accrued prior to the date of termination.

4     GUARANTEE AND INDEMNITY

4.1   GUARANTEE

      (a) The Guarantor unconditionally and irrevocably guarantees payment to the Financier of the Guaranteed Money. If the Debtor does not pay the Guaranteed Money on time and in accordance with the Finance Documents then, subject to clause 4.1(b), the Guarantor agrees to pay the Guaranteed Money to the Financier on demand from the Financier.

      (b)   A demand on the Guarantor under this guarantee:

            (i) may be made only if the Financier has first made a demand on the Debtor and the demand is not satisfied within 2 Business Days;

            (ii)  may be made at any time and from time to time; and

            (iii) must be made in writing in accordance with clause 18
                  ("Notices").

4.2   INDEMNITY

      The Guarantor indemnifies the Financier against any liability or loss arising, and any Costs it suffers or incurs:

      (a) if the Debtor does not, or is unable to, pay the Guaranteed Money in accordance with the Finance Documents; or

      (b) if an obligation the Debtor would otherwise have to pay the Guaranteed Money (or which would have been Guaranteed Money had it not been irrecoverable) is found to be unenforceable, void or voidable; or

      (c) if an obligation the Guarantor would otherwise have under clause 4.1 ("Guarantee") is found to be unenforceable; or

      (d) if the Financier is obliged, or agrees, to pay an amount to a trustee in bankruptcy or liquidator (of an Insolvent person) in connection with a payment by the Guarantor or the Debtor. (For example, the Financier may have to, or may agree to, pay interest on the amount); or

      (e)   if the Guarantor defaults under the guarantee.

      The Guarantor agrees to pay amounts due under this indemnity on demand from the Financier.

5     INTEREST

5.1   OBLIGATION TO PAY INTEREST

      The Guarantor agrees to pay interest at the Default Rate on:

      (a) any part of the Guaranteed Money which is due for payment but which is not otherwise incurring interest; and

      (b)   any amount payable by it under this deed (other than under clause
            4.1 ("Guarantee")) which is not paid on the due date for payment.

      The interest accrues daily from (and including) the due date to (but excluding) the date of actual payment and is calculated on actual days elapsed and either a 360 or 365 day year, whichever is the length of time customarily adopted for such calculations for the currency in which the relevant amount is denominated.

      The Guarantor agrees to pay interest under this clause on demand from the Financier.

5.2   COMPOUNDING

      Interest payable under clause 5.1 ("Obligation to pay interest") which is not paid when due for payment may be added to the overdue amount by the Financier on the last Business Day of each calendar month. Interest is payable on the increased overdue amount at the Default Rate in the manner set out in clause 5.1 ("Obligation to pay interest").

5.3   INTEREST FOLLOWING JUDGMENT

      If a liability becomes merged in a judgment, the Guarantor agrees to pay interest on the amount of that liability as an independent obligation. This interest:

      (a) accrues daily from (and including) the date the liability becomes due for payment both before and after the judgment up to (but excluding) the date the liability is paid; and

      (b) is calculated at the judgment rate or the Default Rate (whichever is higher).

      The Guarantor agrees to pay interest under this clause on demand from the Financier.

6     EXTENT OF GUARANTEE AND INDEMNITY

      (a) The guarantee in clause 4.1 ("Guarantee") is a continuing obligation despite any intervening payment, settlement or other thing and extends to all of the Guaranteed Money.

      (b) Subject to compliance by the Financier with clauses 4.1(b) ("Guarantee") and 18 ("Notices"), the Guarantor waives any right it has of first requiring the Financier to commence proceedings or enforce any other right against the Debtor or any other person before claiming from the Guarantor under this guarantee and indemnity.

7     RIGHTS OF THE FINANCIER ARE PROTECTED

      Rights given to the Financier under this guarantee and indemnity, and the Guarantor's liabilities under it, are not affected by any act or omission of the Financier or any other person or by any act, other matter or thing whatsoever, whether negligent or not. For example, those rights and liabilities are not affected by:

      (a)   any act or omission:

            (i) varying or replacing any arrangement under which the Guaranteed Money is expressed to be owing, such as by increasing a facility limit or extending the term;

            (ii) releasing or discharging the Debtor (including, without limitation, discharge by operation of law) or giving the Debtor a concession (such as more time to pay);

            (iii) releasing any person who gives a guarantee or indemnity in connection with any of the Debtor's obligations;

            (iv) releasing, losing the benefit of, or not obtaining any Security Interest or negotiable instrument;

            (v) by which the obligations of any person who guarantees any of the Debtor's obligations (including under this guarantee and indemnity) may not be enforceable;

            (vi) by which any person who was intended to guarantee any of the Debtor's obligations does not do so, or does not do so effectively;

            (vii) by which a person who is a co-surety or co-indemnifier for payment of the Guaranteed Money is discharged under an agreement or by operation of law;

            (viii) by which any Security Interest which could be registered is not registered,

            or any other thing causing any prejudice (including, but not limited to, material prejudice) to any person;

      (b) a person dealing in any way with a Security Interest, guarantee, indemnity, judgment or negotiable instrument;

      (c) the death, mental or physical disability, incapacity, Insolvency or any legal limitation of any person including the Guarantor or the Debtor;

      (d)   changes in the membership, name or business of any person;

      (e)   the Debtor opening an account with the Financier;

      (f)   acquiescence or delay by the Financier or any other person;

      (g) an assignment of rights or a novation in connection with the Guaranteed Money;

      (h) the acceptance of the repudiation of, or termination of, any Finance Document or any other document or agreement;

      (i) any payment to the Financier, including any payment which at the payment date or at any time after the payment date is, in whole or in part, illegal, void, voidable, avoided or unenforceable.

      This clause 7 applies regardless of whether the Guarantor is aware of, has consented to or is given notice of any act, omission, matter or thing referred to in this clause 7. This clause 7 does not limit the obligation of the Guarantor under this deed.

8     GUARANTOR'S RIGHTS

8.1   GUARANTOR'S RIGHTS ARE SUSPENDED

      As long as there is any Guaranteed Money, the Guarantor may not, without the Financier's consent:

      (a) reduce its liability under this guarantee and indemnity by claiming that it or the Debtor or any other person has a right of set-off or counterclaim against the Financier; or

      (b) exercise any legal right to claim to be entitled to the benefit of another guarantee, indemnity or Security Interest that secures amounts including the Guaranteed Money or any other amount payable under this guarantee and indemnity (for example, the Guarantor may not try to enforce or require the enforcement of any Security Interest the Financier has taken that secures amounts including the Guaranteed Money); or

      (c) claim an amount from the Debtor, or another guarantor of the Guaranteed Money, under a right of indemnity; or

      (d) claim an amount in the Insolvency of the Debtor or of another guarantor of the Guaranteed Money.

8.2   GUARANTOR'S RIGHT OF PROOF LIMITED

      The Guarantor agrees not to exercise in its capacity as a guarantor under this deed a right of proof after an event occurs relating to the Insolvency of the Debtor or another guarantor of the Guaranteed Money independently of an attorney appointed under clause 9.1 ("Appointment").

9     POWER OF ATTORNEY

9.1   APPOINTMENT

      The Guarantor irrevocably appoints the Financier and each of its Authorised Officers individually as its attorney and agrees to formally approve all action taken by an attorney under clause 9.2 ("Powers").

9.2   POWERS

      Each attorney appointed under clause 9.1 ("Appointment") may:

      (a) do anything which the Guarantor may lawfully do to exercise its right of proof after an Insolvency Event occurs in respect of the Debtor or any other guarantor of the Debtor's obligations. (These things may be done in the Guarantor's name or the attorney's name and they include signing and delivering documents, taking part in legal proceedings and receiving any dividend arising out of the right of proof); and

      (b)   delegate its powers (including this power) and revoke a delegation;
            and

      (c) exercise its powers even if this involves a conflict of duty and even if it has a personal interest in doing so.

9.3   APPLICATION OF INSOLVENCY DIVIDENDS

      The attorney need not account to the Guarantor for any dividend received on exercising the right of proof under clause 9.2(a) ("Powers") except to the extent that any dividend remains after the Financier has received all of the Guaranteed Money and all other amounts payable under this guarantee and indemnity.

10    PAYMENTS

10.1  MANNER OF PAYMENT

      The Guarantor agrees to make payments under this guarantee and indemnity:

      (a) in full without set-off or counterclaim and without any deduction in respect of Taxes unless prohibited by law; and

      (b) if the payment relates to the Guaranteed Money, in the currency in which the payment is due, and otherwise in US Dollars in immediately available funds.

10.2  CURRENCY OF PAYMENT

      The Guarantor waives any right it has in any jurisdiction to pay an amount other than in the currency in which it is due. However, if the Financier receives an amount in a currency other than that in which it is due:

      (a) it may convert the amount received into the due currency (even though it may be necessary to convert through a third currency to do
            so) on the day and at such rates (including spot rate, same day value rate or value tomorrow rate) as it reasonably considers appropriate. It may deduct its usual Costs in connection with the conversion; and

      (b) the Guarantor satisfies its obligation to pay in the due currency only to the extent of the amount of the due currency obtained from the conversion after deducting the Costs of the conversion.

11    APPLICATION OF PAYMENTS

11.1  APPLICATION OF MONEY

      The Financier may apply money paid by the Debtor, the Debtor's estate, the Guarantor or otherwise towards satisfaction of the Guaranteed Money and other money payable under this deed in the manner it sees fit.

11.2  ORDER OF PAYMENT

      The Financier may use money received under this deed towards paying any part of the Guaranteed Money the Financier chooses. This applies even if that part only falls due after the Financier gives a notice of demand.

11.3  SUSPENSE ACCOUNT

      The Financier may place in an interest bearing suspense account any payment it receives towards satisfaction of the Guaranteed Money (and any net interest on that payment after tax) for as long as it thinks prudent and need not apply the payment or net interest towards satisfying the Guaranteed Money or other money payable under this deed.

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11.4  REMAINING MONEY

      The Financier agrees to pay any money remaining after the Guaranteed Money is paid either to the Guarantor (which the Financier may do by paying it into an account in the Guarantor's name) or to another person entitled to it. In doing so, it does not incur any liability to the Guarantor. The Financier is not required to pay the Guarantor interest on any money remaining after the Guaranteed Money is paid.

11.5  CREDIT FROM DATE OF RECEIPT

      The Guarantor is only credited with money from the date the Financier actually receives it.

12    WITHHOLDING TAX

12.1  PAYMENTS BY GUARANTOR

      If a law requires the Guarantor to deduct or withhold an amount in respect of Taxes (other than Indirect Taxes) in respect of a payment under this deed such that the Financier would not actually receive on the due date the full amount provided for under this deed, then:

      (a) the Guarantor agrees to deduct the amount for such Taxes and any further deduction applicable to any further payment due under paragraph (c) below; and

      (b) the Guarantor agrees to pay an amount equal to the amount deducted or withheld to the relevant authority in accordance with applicable law; and

      (c) unless the Tax is an Excluded Tax, the amount payable is increased so that, after making the deduction or withholding and further deductions or withholdings applicable to additional amounts payable under this paragraph (c), the Financier is entitled to receive (at the time the payment is due) the amount it would have received if no deductions or withholdings had been required.

12.2  TAX CREDIT

      If and to the extent that the Financier is able in its opinion to apply for or otherwise take advantage of any offsetting tax credit, tax rebate or other similar tax benefit out of or in conjunction with any deduction or withholding which gives rise to an obligation on the Guarantor to pay any additional amount pursuant to clause 12.1 ("Payments by Guarantor"), the Financier shall:

      (a) give notice thereof to the Guarantor and take steps to obtain that credit, rebate or benefit; and

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      (b)   to the extent that in its opinion it can do so without prejudice to the retention of the credit, rebate or benefit, and upon receipt thereof, reimburse to the Guarantor such amount of the credit, rebate or benefit as the Financier shall, in its opinion (acting reasonably), have determined to be attributable to the deduction or withholding. In complying with this clause, the Financier is not required to disclose to the Guarantor information about its tax affairs or order them in a particular way.

13    INDIRECT TAXES

      (a) All payments to be made by the Guarantor under or in connection with this deed have been calculated without regard to Indirect Tax. If all or part of any such payment is the consideration for a taxable supply or chargeable with Indirect Tax then, when the Guarantor makes the payment:

            (i) it must pay to the Financier an additional amount equal to that payment (or part) multiplied by the appropriate rate of Indirect Tax; and

            (ii) the Financier will promptly provide to the Guarantor a tax invoice complying with the relevant law relating to that Indirect Tax.

      (b) Where this deed requires the Guarantor to reimburse the Financier for any Costs or expenses, the Guarantor shall also at the same time pay and indemnify the Financier against all Indirect Tax incurred by the Financier in respect of the Costs or expenses save to the extent that the Financier is entitled to repayment or credit in respect of the Indirect Tax. The Financier will promptly provide to the Guarantor a tax invoice complying with the relevant law relating to that Indirect Tax.

14    COSTS

14.1  WHAT THE GUARANTOR AGREES TO PAY

      The Guarantor agrees to pay or reimburse the Financier on demand for:

      (a)   the Financier's reasonable Costs in connection with:

            (i)   the registration of, and payment of Taxes on, this deed; and

            (ii) giving and considering consents, waivers and releases requested by the Guarantor in connection with this deed;

      (b) the Financier's Costs in exercising, enforcing or preserving rights against the Guarantor under this deed; and

      (c) Taxes and fees (including registration fees) and fines and penalties in respect of fees paid, or that the Financier reasonably believes are payable, in connection with this deed or a payment or receipt or any other transaction involving the Guarantor contemplated by this deed. However, the Guarantor need not pay a fine or penalty in connection with Taxes or fees to the extent that it has placed the Financier in sufficient cleared funds for the Financier to be able to pay the Taxes or fees by the due date.

14.2  CURRENCY CONVERSION ON JUDGMENT DEBT

      If a judgment, order or proof of debt for an amount payable by the Guarantor under this deed is expressed in a currency other than the currency in which the amount is due under this deed, then the Guarantor indemnifies the Financier against:

      (a) any difference arising from converting the other currency if the rate of exchange used by the Financier under clause 10.2 ("Currency of payment") for converting currency when it receives a payment in the other currency is less favourable to the Financier than the rate of exchange used for the purpose of the judgment, order or acceptance of proof of debt; and

      (b)   the Costs of conversion.

15    REINSTATEMENT OF RIGHTS

      Under law relating to Insolvency Events, a person may claim that a transaction (including a payment) in connection with this guarantee and indemnity or the Guaranteed Money is void or voidable. If a claim is made and upheld, conceded or compromised, then:

      (a) the Financier is immediately entitled as against the Guarantor to the rights in respect of the Guaranteed Money to which it was entitled immediately before the transaction; and

      (b) on request from the Financier, the Guarantor agrees to do anything (including signing any document) reasonably required to restore to the Financier the guarantee and indemnity and any Security Interest held by it from the Guarantor immediately before the transaction.

      This clause applies whether or not the Financier knew, or ought to have known, that the transaction would be void or voidable.

16    NO MERGER

      This deed does not merge with or adversely affect, and is not adversely affected by, any of the following:

      (a) any Security Interest, guarantee or other right or remedy to which the Financier is entitled; or

      (b) a judgment which the Financier obtains against the Guarantor, the Debtor or any other person in connection with the Guaranteed Money.

      The Financier may still exercise its rights under this deed as well as under the judgment, Security Interest or right or remedy.

17    DEALINGS

17.1  DEALINGS BY THE GUARANTOR

      The Guarantor may not assign or otherwise deal with its rights under this deed or allow any interest in it to arise or be varied, without the consent of the Financier.

17.2  DEALINGS BY FINANCIER

      The Financier may assign or otherwise deal with its rights under this deed in any way it considers appropriate. If the Financier does this, the Guarantor may not claim against any assignee (or any other person who has an interest in this deed) any right of set-off or other rights it has against the Financier.

18    NOTICES

18.1  FORM

      Unless expressly stated otherwise in this deed, all demands, notices, certificates, consents, approvals, waivers and other communications in connection with this deed ("NOTICES") must be in writing, signed by an Authorised Officer of the sender and marked for attention as set out or referred to in the Details or, if the recipient has notified otherwise, then marked for attention in the way last notified.

18.2  DEMAND UNDER GUARANTEE

      Any demand made by the Financier under the guarantee and indemnity must comply with the following requirements (in addition to those contained in clause 18.1 ("Form")):

      (a) clearly identify the Finance Document under which the Guaranteed Money is payable by the Debtor;

      (b) state the amount of the Guaranteed Money demanded and describe in reasonably adequate detail the nature of the unpaid obligation; and

      (c) state the date on which demand was made on the Debtor and certify that the Guaranteed Money remains unpaid at the date of the demand.

18.3  DELIVERY

      Notices must be:

      (a)   delivered to the address set out or referred to in the Details; or

      (b) sent by prepaid post (airmail if appropriate) to the address set out or referred to in the Details; or

      (c)   sent by fax to the fax number set out or referred to in the Details.

      However, if the intended recipient has notified a changed postal address or changed fax number, then the communication must be to that address or number.

18.4  WHEN EFFECTIVE

      Notices take effect from the time they are received unless a later time is specified in them.

18.5  RECEIPT - POSTAL

      If sent by post, notices are taken to be received three Business Days after posting (or five Business Days after posting if sent across national boundaries).

18.6  RECEIPT - FAX

      If sent by fax, notices are taken to be received at the time shown in the transmission report as the time that the whole fax was sent.

19    GENERAL

19.1  CONSENTS

      The Guarantor agrees to comply with all conditions in any consents given in connection with this deed if the Guarantor relies on that consent in performing its obligations under this deed.

19.2  PROMPT PERFORMANCE

      If this deed specifies when the Guarantor agrees to perform an obligation, it agrees to perform it by the time specified. The Guarantor agrees to perform all other obligations promptly.

19.3  CERTIFICATES

      The Financier may give the Guarantor a certificate about an amount payable or other matter in connection with this deed or a Finance Document. The certificate is sufficient evidence of the amount or matter, unless it is proved to be incorrect.

19.4  SET-OFF

      The Financier may set off any amount due for payment by the Financier to the Guarantor against any amount due for payment by the Guarantor to the Financier under this deed. This does not restrict any right of insolvency set-off which may arise under Dutch law.

19.5  DISCRETION IN EXERCISING RIGHTS

      The Financier may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this deed expressly states otherwise.

19.6  PARTIAL EXERCISING OF RIGHTS

      If the Financier does not exercise a right or remedy fully or at a given time, the Financier may still exercise it later.

19.7  INDEMNITIES

      The indemnities in this deed are continuing obligations, independent of the Guarantor's other obligations under this deed and continue after this deed ends. It is not necessary for the Financier to incur expense or make payment before enforcing a right of indemnity under this deed.

19.8  INCONSISTENT LAW

      To the extent permitted by law, this deed prevails to the extent it is inconsistent with any law.

19.9  SUPERVENING LEGISLATION

      Any present or future legislation which operates to vary the obligations of the Guarantor in connection with this deed with the result that the Financier's rights, powers or remedies are adversely affected (including by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

19.10 REMEDIES CUMULATIVE

      The rights and remedies of the Financier under this deed are in addition to other rights and remedies given by law independently of this deed.

19.11 TIME OF THE ESSENCE

      Time is of the essence in this agreement in respect of an obligation of the Guarantor to pay money.

19.12 VARIATION AND WAIVER

      Unless this deed expressly states otherwise, a provision of this deed, or right created under it, may not be waived or varied except in writing signed by the Guarantor and the Financier.

19.13 CONFIDENTIALITY

      Neither the Guarantor nor the Financier may disclose information provided by one of them to the other that is not publicly available (including the existence of or contents of this deed or any Finance Document) except:

      (a) to any person in connection with an exercise of rights or (subject to compliance with clause 17 ("Dealings")) a dealing with rights or obligations under this deed (including when the Financier consults other lenders to any member of the James Hardie Group in connection with preparatory steps such as negotiating with any potential assignee or potential sub-participant or other person who is considering contracting with the Financier in connection with a Finance Document); or

      (b) on a confidential basis, to officers, employees, legal and other advisers and auditors of the Guarantor or the Financier; or

      (c) on a confidential basis, to any party to a Finance Document or any Related Entity of any party to a Finance Document; or

      (d) with the consent of the party who provided the information (such consent not to be unreasonably withheld); or

      (e)   as required by any law or stock exchange or any Government Agency.

      The Guarantor and the Financier are taken to consent to disclosures made in accordance with this clause 19.13.

19.14 FURTHER STEPS

      The Guarantor agrees to do anything reasonably required by the Financier (such as obtaining consents, signing and producing documents, producing receipts and getting documents completed and signed):

      (a) to enable the Financier to exercise its rights in connection with this deed;

      (b)   to show whether the Guarantor is complying with this deed.

19.15 COUNTERPARTS

      This deed may consist of a number of copies, each signed by one or more parties to the deed. If so, the signed copies are treated as making up the one document.

19.16 GOVERNING LAW

      This deed is governed by the law in force in New South Wales. The Guarantor and the Financier submit to the non-exclusive jurisdiction of the courts of New South Wales.

19.17 SERVING DOCUMENTS

      Without preventing any other method of service any document in a court action may be served on the Guarantor or the Financier by being delivered or left at that person's address for service of notices under clause 18.3 ("Delivery").

19.18 PROCESS AGENT

      The Guarantor appoints James Hardie Australia Pty Limited (ABN 12 084 635
      558) of Level 3, 22 Pitt Street, Sydney NSW 2000 (Attention: The Company Secretary) as its agent for service of process to receive any document in connection with this deed. If for any reason James Hardie Australia Pty Limited (ABN 12 084 635 558) ceases to be able to act as process agent for the Guarantor, the Guarantor must promptly appoint another person in New South Wales to act as its process agent and must promptly notify the Financier of that appointment and the address and other contact details of the new process agent.

EXECUTED as a deed

FORM OF JAMES HARDIE - GUARANTEE DEED

Schedule 1 - Form of Finance Document
Nomination Letter

[DATE]

To:   [FINANCIER]

JAMES HARDIE - GUARANTEE DEED - FINANCE DOCUMENT NOMINATION LETTER

We refer to the James Hardie - Guarantee Deed between James Hardie Industries
N.V. (with corporate seat in Amsterdam) and [FINANCIER] dated [   ] 2005
("GUARANTEE").

For the purposes of the Guarantee, on and from the date of this letter we nominate the following document as a Finance Document for the purposes of the
Guarantee:

      NAME:             [-]
      DATE:             [-]
      PARTIES:          [-]

Please confirm your acceptance of the above nomination, and the benefit and obligations of the Guarantee in respect of the nominated document(s), by signing and returning the attached copy of this letter.

Clauses 1 ("Interpretation") and 19.16 ("Governing law") of the Guarantee apply to this letter as they were fully set out in this letter.

For and on behalf of
JAMES HARDIE INDUSTRIES N.V.

Authorised Officer: [NAME]

We accept and agree to the above nomination. We accept the benefit and obligations of the Guarantee in respect of the nominated document(s), and we agree to be bound by the terms of that deed in respect of that (those) document(s).

For and on behalf of
[INSERT NAME OF FINANCIER]

by its Authorised Officer
Name:
Title:

FORM OF JAMES HARDIE - GUARANTEE DEED

Signing page

DATED: #1#

SIGNED, SEALED AND DELIVERED by  )
                                 )
and                              )
                                 )
as attorneys for JAMES HARDIE    )
INDUSTRIES N.V. under power of   )
attorney dated                   )
                                 )
in the presence of:              )   ___________________________________________
                                 )
                                 )
_______________________________  )
Signature of witness             )
                                 )   ___________________________________________
_______________________________  )   By executing this deed each attorney states
Name of witness (block letters)  )   that the attorney has received no notice of
                                 )   revocation of the power of attorney